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                                                                Exhibit 3(p)


                           AMENDMENT TO BYLAWS OF
                         K-V PHARMACEUTICAL COMPANY

As directed by the unanimously adopted resolution of the Board of Directors of K-V Pharmaceutical Company duly adopted on June 28, 2004, the Bylaws of the Company were amended, effective September 9, 2004 (the date of the Annual Meeting of Shareholders held on such date), by amending the first sentence of Article III, Section 1 thereof to read as follows in its entirety:

     "The number of directors which shall constitute the whole board shall be nine."